EXHIBIT 99.1

For Immediate Release	Contact: Rick Black, 713-329-6808
Luby’s Reduces Total Outstanding Debt to $13.5 Million
- Company Announces New Credit Facility -
- Senior Subordinated Notes Converted to Equity -
- Related One Time Non-Cash Charge of Approximately $8.0 Million -
HOUSTON, TX — September 1, 2005 — Luby’s, Inc. (NYSE: LUB) today announced the reduction of its outstanding debt under its credit facility by $16.3 million since the third fiscal quarter ended on May 4, 2005, decreasing total debt to $13.5 million as of August 31, 2005. Additionally, Luby’s announced the execution of a new three year, unsecured revolving credit facility in the amount of $45 million, with an accordion feature capable of expansion to a total of $60 million, which replaces the Company’s prior $50 million secured revolving line of credit. Luby’s also announced that Chris and Harris Pappas have voluntarily converted all of the convertible senior subordinated notes they held to Luby’s common stock.
“We are pleased to have reduced our total debt from $78.5 million in June 2004 to $13.5 million today which enabled us to restructure our credit facility, reduce our interest rates and provide the Company with more flexibility. By converting our senior subordinated notes we have also reduced the Company’s overall debt. We believe Luby’s is now better positioned for financial stability and growth going forward given these actions,” said Chris Pappas, President and CEO. “Harris and I have converted our subordinated notes furthering our commitment to the long-term success of Luby’s. We are committed to the work we started here four years ago and while we are pleased with the Company’s progress we remain focused on enhancing our restaurants, increasing same store-sales and improving our customers’ dining experience.”
Chris and Harris Pappas purchased the convertible subordinated notes in connection with joining the Company in 2001 conditioned upon receipt of certain agreements from the Company’s existing syndicate of lenders under its then $125 million credit facility. The convertible subordinated notes had an aggregate principal balance of $10 million and a conversion price of $3.10 per share. Upon conversion, Chris and Harris Pappas will each receive 1,612,903 shares of stock in the Company.
The Company will recognize a one time non-cash charge of approximately $8.0 million to net income in the fourth fiscal quarter. This charge will represent the unamortized portion of the discount associated with the conversion feature of the subordinated convertible notes. This charge will not affect income from operations or EBITDA. Future operating results are expected to benefit from the reduction in financing costs which included the amortization of the convertible subordinated notes and the reduction of interest rates in the new credit facility.
About Luby’s
Luby’s provides its customers with delicious, home-style food, value pricing, and outstanding customer service at its 131 restaurants in Dallas, Houston, San Antonio, the Rio Grande Valley, and other locations throughout Texas and other states. For more information about Luby’s, visit the Company’s website at www.lubys.com.
The company wishes to caution readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time to time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the company. Except for historical information, matters discussed in such oral and written communications are forward-looking statements that involve risks and uncertainties, including but not limited to general business conditions, the impact of competition, the success of operating initiatives, changes in the cost and supply of food and labor, the seasonality of the company’s business, taxes, inflation, governmental regulations, and the availability of credit, as well as other risks and uncertainties disclosed in periodic reports on Form 10-K and Form 10-Q.